UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021 (August 31, 2021)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 35th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SIRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On August 31, 2021, Sirius XM Radio Inc. (“Sirius XM”), our subsidiary, entered into an amendment (“Amendment No. 5”) to its existing $1.75 billion senior secured revolving credit facility with JPMorgan Chase Bank, N.A, as the administrative agent, and other agents and lenders, to, among other things, extend the maturity of the existing facility to August 31, 2026 (as amended, the “Credit Agreement”).

Amendment No. 5 provides for certain changes to Sirius XM’s $1.75 billion senior secured revolving credit facility, under which Sirius XM may borrow and reborrow from time to time. Sirius XM may use borrowings under the Credit Agreement for working capital and other general corporate purposes, including share repurchases, dividends and the financing of acquisitions. The obligations under the Credit Agreement are guaranteed by Sirius XM’s material domestic subsidiaries. The obligations under the Credit Agreement are secured by a lien on substantially all of our assets and the assets of Sirius XM’s material domestic subsidiaries, subject to certain exceptions.

The Credit Agreement contains incremental facilities and related debt and lien baskets, which allow Sirius XM to increase or incur new commitments under the revolving facility and/or incur new term loans or other forms of indebtedness, subject to the terms of the Credit Agreement.

Amendment No. 5, among other things, (i) modifies the pricing grid to reduce the interest margins applicable to the Revolving Loans (as defined in the Credit Agreement) and alters certain leverage levels in the pricing grid governing the rates of interest margin and commitment fees, (ii) extends the revolving termination date to August 31, 2026, (iii) modifies the uncommitted incremental facilities under the Credit Agreement and related debt and lien basket capacity correspondingly to include a “grower” component equal to 100% of consolidated operating cash flow for the prior four fiscal quarters, (iv) increases the thresholds from $300 million to $500 million for the cross-default and judgment default events of default, and (v) modifies or includes certain updates and changes to debt, lien, investment, disposition and restricted payment capacity and/or modifies the terms of transactions permitted thereunder.

Certain of the participants in the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with us and/or our affiliates. These participants have received, or may in the future receive, customary fees and commissions for these transactions.

The description of Amendment No. 5 contained herein is qualified in its entirety by reference to Amendment No. 5, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 is hereby incorporated into this Item 2.03.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 5 to Credit Agreement, dated as of August 31, 2021, to the Credit Agreement, dated as of December 5, 2012, among Sirius XM Radio Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders parties thereto.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

Dated: September 1, 2021